CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 75 to the Registration Statement on Form N-1A of Fidelity Capital Trust: Fidelity Value Fund, of our report dated December 12, 1997 on the financial statements and financial highlights included in the October 31, 1997 Annual Report to Shareholders of Fidelity Value Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.
/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
February 13, 1998